EXHIBIT 99.1
CytoDyn Names New CFO, Welcomes New Director

Santa Fe, NM -- July 8, 2009 -- (BUSINESS WIRE) -- Corinne Allen has been elected Chief Financial Officer of CytoDyn, Inc. (Pink Sheets: CYDY) after discharging many of the duties of that office following the semi-retirement of Wellington Ewen, the Company's original CFO. CytoDyn wishes to express its unequivocal and sincere appreciation to Mr. Ewen for his years of dedicated service. In order to enhance the independence of the Company's Board of Directors, Ms. Allen has resigned from the Board.

She was replaced on the Board of Directors by Jordan Naydenov, the quintessential self-made man. Prior to 1982, Mr. Naydenov was an accomplished gymnast in Bulgaria. After immigrating to the United States, he purchased a gymnasium and subsequently parlayed his holdings into a successful business empire. He purchased and remains on the Board of Milara, Inc., a leading provider of stencil and screen printing systems for the surface mount and semiconductor industries. The Company is of the opinion that his business acumen and contacts will make Mr. Naydenov a valuable addition to its Board of Directors.
   Jordan Naydenov joins CytoDyn's Board